Exhibit 99.1

AUSTIN, Texas, August 10, 2009 — Asure Software (NASDAQ: ASUR) (the “Company”) today announced that it will appeal an August 5, 2009 Nasdaq Staff Determination letter indicating that the Company currently fails to comply with the Annual Meeting requirement for continued listing set forth in Listing Rule 5620(a) and that its securities are, therefore, subject to delisting from the Nasdaq Stock Market.

The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to appeal the Staff Determination.  At the hearing, the Company intends to present a plan to the Panel to resolve the Company’s Annual Meeting requirement and regain compliance with the Marketplace Rule.

Although there can be no assurance the Panel will grant the Company’s request for continued listing, the Company’s hearing request has automatically stayed the delisting of the Company’s securities, which will continue to trade on Nasdaq under the ASUR symbol.

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company’s securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.